QuickLinks -- Click here to rapidly navigate through this document

Exhibit 99.7

News Release
February 11, 2000

Trading Symbols:
TRBD (EASDAQ)

VIA ECR (EASDAQ COMPANY REPORTING)

TURBODYNE DISCLOSES MAJOR SHAREHOLDER

    Carpinteria, CA—February 11, 2000—Turbodyne Technologies Inc. (EASDAQ:TRBD) disclosed today through dissemination via ECR that Mr. Edward Halimi filed a Schedule 13 G filing with the US Securities and Exchange Commission on February 16, 1999, reporting that he is the beneficial owner of 3,450,000 shares of Turbodyne Technologies, Inc., holding the sole voting power and the sole dispositive power. The number of shares was reported as amounting to 8.35% of the outstanding shares when filed.

    Turbodyne Technologies Inc., a California based high technology company, specializes in the development of performance enhancement, fuel economy and pollution control products for internal combustion engines. Turbodyne Technologies Inc.'s headquarters is located in Carpinteria, CA; the European business location is Frankfurt, Germany.

Contacts:

Corporate Communications, Peter Weichselbraun (800) 566-1130
VP Group Finance—Investor Relations, Ken Fitzpatrick (800) 566-1130
European Business Development, Markus Kumbrink +49-69-975-44-665

QuickLinks

TURBODYNE DISCLOSES MAJOR SHAREHOLDER